NOTICE OF REDEMPTION

Revlon Consumer Products Corporation

$116,218,000 Aggregate Principal Amount of
8 1/8% Senior Notes due 2006
CUSIP: 761519AK3*

REDEMPTION DATE: April 15, 2005

NOTICE IS HEREBY GIVEN that Revlon Consumer Products Corporation, a company incorporated under the laws of the State of Delaware (the "Company"), has elected to redeem and will redeem on April 15, 2005 (the "Redemption Date"), all of its outstanding $116,218,000 aggregate principal amount of 8 1/8% Senior Notes due 2006 (the "Securities"), at a redemption price of 100.0% of the outstanding aggregate principal amount of the Securities (the "Redemption Price"), plus accrued and unpaid interest up to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date). The redemption of the Securities is being effected pursuant to paragraph 5 of the Securities and in accordance with Article III of the Indenture, dated as of February 1, 1998, between Revlon Escrow Corp. and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of April 1, 1998, among the Company, Revlon Escrow Corp. and the Trustee and the Second Supplemental Indenture, dated as of February 11, 2004, among the Company, the Trustee and Revlon, Inc., as guarantor, relating to the Securities (as so supplemented, the "Indenture"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

On and after the Redemption Date, the Redemption Price will become due and payable upon each such Security to be redeemed and interest thereon will cease to accrue on and after that date, unless the Company shall default in making the payment of the Redemption Price and accrued interest.

The Securities must be surrendered to the Paying Agent (U.S. Bank National Association) to collect the Redemption Price. Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of the Securities at the following address:

By Mail:	By Hand or Overnight Courier:
U.S. Bank National Association Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111	U.S. Bank National Association 60 Livingston Avenue 1st Floor - Bond Drop Window St. Paul, MN 55107

Phone inquires may be made by calling U.S. Bank National Association at (800) 934-6802.

Revlon Consumer Products Corporation and U.S. Bank National Association, as Trustee

Date: March 16, 2005

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001, paying agents making payments of interest or principal on securities may be obligated to withhold a 28% backup withholding tax from remittances to individuals who have failed to furnish the paying agent with a valid taxpayer identification number or otherwise failed to comply with certain other requirements. Owners of the Securities who wish to avoid the imposition of the backup withholding tax should submit certified taxpayer identification numbers and any other required information on the appropriate IRS form when presenting the Securities for payment.

*This CUSIP number is included solely for the convenience of the Holders. Neither the Trustee, the Company, Revlon, Inc. nor the Paying Agent shall be responsible for the selection or use of any CUSIP number, nor is any representation made as to its correctness or accuracy on any Security or as referred to in any redemption notice.